Exhibit (l)

April 21, 2026

Apollo Debt Solutions

9 West 57th Street

New York, New York 10019

Re: Apollo Debt Solutions BDC

Ladies and Gentlemen:

We have acted as special Delaware counsel for Apollo Debt Solutions BDC, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)
The certificate of trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on December 4, 2020, as restated by the restated certificate of trust of the Trust, as filed with the office of the Secretary of State on March 27, 2024 (the “Certificate of Trust”);
(b)
The Declaration of Trust, dated as of December 4, 2020, by Joseph D. Glatt (the “Trustee”) and Wilmington Trust, National Association, as Delaware trustee (the “Delaware Trustee”), as amended and restated by the First Amended and Restated Declaration of Trust, dated as of February 9, 2021 by the Trustee and the Delaware Trustee, as further amended and restated by the Second Amended and Restated Declaration of Trust, dated as of July 1, 2021, by the Trustee and the Delaware Trustee, as further amended and restated by the Amended and Restated Declaration of Trust, dated as of July 22, 2021, between the trustees of the trust named therein and the Delaware

Apollo Debt Solutions
April 21, 2026

Trustee, as further amended and restated by the Amended and Restated Agreement and Declaration of Trust, dated as of October 26, 2021 between the trustees of the trust named therein and the Delaware Trustee, and as further amended and restated by the Second Amended and Restated Declaration of Trust, dated as of December 20, 2021, between the trustees named therein and the Delaware Trustee, as further amended and restated by the Third Amended and Restated Declaration of Trust, dated as of April 14, 2023, between the trustees of the trust named therein and the Delaware Trustee, as amended and restated by the Fourth Amended and Restated Declaration of Trust, dated as of March 14, 2024, by the trustees of the trust named therein, and as amended and restated by the Fifth Amended and Restated Declaration of Trust, dated as of March 13, 2025, by the trustees of the trust named therein (collectively, the “Trust Agreement”);
(c)
The Third Amended and Restated By-Laws of the Trust, dated as of March 14, 2024 (the “By-Laws”);
(d)
A certificate of the secretary of the Trust, dated the date hereof, and attaching copies of resolutions adopted by the Board of Trustees (the forgoing are collectively referred to as the “Resolutions” and, together with the Trust Agreement and the By-Laws, are collectively referred to as the “Trust Documents”);
(e)
The Registration Statement (the “Registration Statement”) on Form N-2, as amended, including a prospectus dated April 20, 2026 (the “Prospectus”), with respect to the issuance of Class S, Class D and Class I common shares of beneficial interest in the Trust, par value $0.01 per share of up to an aggregate offering amount of $20,000,000,000 (the “Shares”), filed by the Trust with the United States Securities and Exchange Commission; and
(f)
A Certificate of Good Standing for the Trust, dated April 17, 2026, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Documents.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, (iii) the genuineness of all signatures, and (iv) that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.

Apollo Debt Solutions
April 21, 2026

For purposes of this opinion, we have assumed (i) that the Trust Documents constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the formation, operation and termination of the Trust, and that the Trust Documents and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) except to the extent provided in paragraph 2 below, the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Documents and as contemplated by the Registration Statement, (vii) that the Shares will be issued and sold to the Shareholders in accordance with the Trust Documents and as contemplated by the Registration Statement, (viii) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, and (iv) that the aggregate amount of Shares issued under the Registration Statement shall not exceed $20,000,000,000. We have not participated in the preparation of the Registration Statement (other than this opinion) and assume no responsibility for its contents except for this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.
The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.
2.
The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

Apollo Debt Solutions
April 21, 2026

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

JWP/CZD